Exhibit 23.1

GEORGE STEWART, CPA

316 17TH AVENUE SOUTH

SEATTLE, WASHINGTON 98144

(206) 328-8554   FAX: (206) 328-0383

To Whom It May Concern:

The firm of George Stewart, Certified Public Accountant consents to the inclusion of the report on the Financial Statements of Audience Productions, Inc. as of September 30, 2010 and 2009, in any filings that are necessary now or in the near future with the U. S. Securities and Exchange Commission.

Very Truly Yours,

/S/ GEORGE STEWART

George Stewart, CPA

December 28, 2010